Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Current Report on Form 8-K/A of our report dated March 8, 2006 with respect to the consolidated financial statements of Republic Bancorp Inc. which is included in Citizens Banking Corporation’s Current Report on Form 8-K/A dated September 21, 2006.
/s/ Ernst & Young LLP
Detroit, Michigan
March 15, 2007